UNDERWRITING AGREEMENT

Schedule A

Name of Fund	Effective Date
Copeland Risk Managed Dividend Growth Fund	04/30/2015
Copeland International Risk Managed Dividend Growth Fund	04/30/2015
Copeland International Small Cap Dividend Growth Fund	11/17/2015
Copeland SMID Cap Dividend Growth Fund	11/30/2016

UNDERWRITING AGREEMENT
Schedule B
Copeland Risk Managed Dividend Growth Fund
Copeland International Risk Managed Dividend Growth Fund
Copeland International Small Cap Dividend Growth Fund
Copeland SMID Cap Dividend Growth Fund
Fee Schedule

This Fee Schedule is part of the Underwriting Agreement dated April 30, 2015 (the “Agreement”) by and between Copeland Trust and Northern Lights Distributors, LLC. This Fee Schedule replaces any existing fee schedule with respect to the Fund(s) identified herein.

Service Fees:

Annual fee of $15,000 for the first Fund and $5,000 for each additional Fund

PLUS:

•	1 basis point or 0.01% per annum of each Fund's average daily net assets up to $250 million, and;
•	¾ basis point or 0.0075% per annum of each Fund's average daily net assets between $250 million and $500 million, and;
•	½ basis point or 0.0050% per annum of each Fund's average daily net assets between $500 million and $1 billion, and;
•	¼ basis point or 0.0025% per annum of each Fund's average daily net assets over $1 billion.

The Fund shall also pay an additional fee to NLD calculated as 25% of any FINRA costs incurred (for example, if FINRA charged $100 to perform advertising review, NLD would charge the Fund an additional $25 for a total advertising review fee of $125).

All service fees outlined above are payable monthly in arrears. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date NLD begins providing services to or on behalf of such Fund.

Registered Representative Licensing:

Annual fee of $5,500 per Registered Representative plus all out-of-pocket costs such as registration expenses and travel expenses to conduct required training.

Out-of-Pocket Expenses:

The Fund(s) shall pay all reasonable out-of-pocket expenses incurred by NLD in connection with activities performed for the Fund(s) hereunder including, without limitation:

  typesetting, printing and distribution of prospectuses and shareholder reports

UNDERWRITING AGREEMENT
Schedule B
Copeland Risk Managed Dividend Growth Fund
Copeland International Risk Managed Dividend Growth Fund
Copeland International Small Cap Dividend Growth Fund
Copeland SMID Cap Dividend Growth Fund
Fee Schedule

  production, printing, distribution and placement of advertising and sales literature and materials engagement of designers, free-lance writers and public relations firms long-distance telephone lines, services and charges
  postage
  overnight delivery charges
  FINRA and registration fees
  marketing expenses
  record retention fees
  travel, lodging and meals
  NSCC charges
  Fund platform fees and service fees

In the event the fees authorized by the Fund(s) for payment to NLD are insufficient to cover the fees due to NLD for its services provided hereunder, Copeland Capital Management, LLC, the investment adviser to the Fund(s), agrees to pay NLD the remaining balance of any fees due and payable to NLD according to this fee schedule within 15 days of request.

IN WITNESS WHEREOF, the parties hereto have executed this Schedule to the Underwriting Agreement effective the 30th day of November, 2016.

COPELAND TRUST                                               NORTHERN LIGHTS DISTRIBUTORS, LLC

(for the above referenced Funds)

By: __/s/ Eric C. Brown                                             By: /s/ Brian Nielsen

Eric C. Brown                                                       Brian Nielsen

President                                                             Chief Executive Officer

UNDERWRITING AGREEMENT
Schedule B
Copeland Risk Managed Dividend Growth Fund
Copeland International Risk Managed Dividend Growth Fund
Copeland International Small Cap Dividend Growth Fund
Copeland SMID Cap Dividend Growth Fund
Fee Schedule

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) NLD expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) NLD’s business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any NLD employees who are involved in the procurement of the Services under the Agreement then NLD may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of NLD for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to NLD in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

COPELAND CAPITAL MANAGEMENT, LLC

Eight Tower Bridge

161 Washington Street, Suite 1325

Conshohocken, PA 19428

By: _/s/ Eric C. Brown

Eric C. Brown

Chief Executive Officer